CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated June 20, 2023 on the financial statements of Alixo-Yolloo Corporation as of February 28, 2023 and February 28, 2022, respectively, and for the periods then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration statement when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

PCAOB Firm #6778

June 22, 2023